EXHIBIT 99.1

FOR:              RSL COMMUNICATIONS, LTD.

CONTACT:          Financial Community:          Jim Magrone
                                                (212) 891-7442
                  News Media:                   Alan Garratt
                                                (212) 891-7450

                                                           FOR IMMEDIATE RELEASE

                        RSL COMMUNICATIONS, LTD. REPORTS
             FOURTH QUARTER 1999 RECORD REVENUES UP 7% SEQUENTIALLY
                  AND $5.3 MILLION POSITIVE EBITDA (normalized)
                                    - - - - -
   Full year 1999 revenues up 66%, positive EBITDA (normalized) $1.8 million

      Hamilton, Bermuda & New York, NY - March 2, 2000 - RSL Communications, Ltd. (NASDAQ: RSLC), a global integrated communications provider focused on data/Internet and voice services, today announced record results for the fourth quarter with revenues of $393.0 million, up 7% sequentially, and positive normalized EBITDA(1) nearly doubling to $5.3 million compared to the third quarter 1999. For the year ended December 31, 1999, revenues of $1.47 billion grew 66% over 1998 and positive normalized EBITDA(1) of $1.8 million was reached for the full year for the first time.

      Itzhak Fisher, President and Chief Executive Officer of RSL COM said, "We had an excellent quarter, with revenues from our European operations up 17% sequentially and now representing 56% of consolidated revenues and rapidly growing. We now have 75% of our consolidated revenues from high margin end users as we continue to de-emphasize the wholesale and prepaid card products. Our gross margin at 31.4% (excluding deltathree.com) shows continued improvement, with RSL COM USA's margin growing to 21.4%, up from

19.2% in the third quarter. We successfully completed a major financing, raising approximately $300 million from the sale of equity and debt securities. The IPO of deltathree.com in November was a tremendous success and RSL COM still owns approximately 68% of deltathree.com's shares. Based on the current market price of deltathree.com shares, RSL COM's equity stake in deltathree.com is valued at approximately $800 million, or approximately $14 per RSL Communications, Ltd. issued and outstanding common share. We are also delighted with the performance of telegate AG, a leading international directory assistance provider in Germany, in which we indirectly own an approximate 27% equity stake. Our interest in telegate, based upon the current market price of its shares, is valued at over $450 million, or approximately $8 per RSL Communications, Ltd. issued and outstanding common share."

      Donald R. Shassian, Chief Operating Officer of RSL COM said, "We continue to add owned fiber optic transmission facilities and switches to our network, which lowers our cost basis and improves margins. With the addition of our STM-16 Pan European broadband network and the existing networks in Finland, France and Germany, and the national networks under construction in Spain and the U.K., we expect to have approximately 188,000 fiber kilometers in place worldwide by year end 2000, up from 108,000 km currently installed. Excellent progress has been made in executing our integrated services strategy. We now have data/Internet capabilities and are aggressively marketing those services in 6 European countries, Australia, Canada and the USA. We are planning to introduce data/Internet services to the rest of our European markets as the year progresses. New business booked by our US operation during the fourth quarter was approximately 2/3 data and 1/3 voice, a very positive reversal of the historical mix. In 1999, total data/Internet revenues (excluding deltathree.com) were $36 million, which we expect will triple in 2000. In addition, we are exploring alternatives for certain non-strategic assets which will enable us to better focus on our core European and USA operations. The potential sale and proceeds from any of those assets we expect would be used to strengthen our balance sheet and accelerate our European data and Internet initiatives."

Fourth Quarter 1999 Results

      Consolidated revenues for the fourth quarter 1999 were $393.0 million, compared to $368.8 million for the third quarter 1999 and $321.8 million for the fourth quarter 1998.

      Revenues from operations in Europe, RSL COM's largest market segment, were $218.9 million in the fourth quarter 1999, compared to $187.0 million for the third quarter 1999, a gain of 17.1%, and up 59.1% from the $137.6 million recorded in the fourth quarter 1998. Revenues from operations in North America were $120.2 million in the fourth quarter 1999, compared to $132.8 million in the third quarter 1999, a decline of 9.5%, and $143.9 million in the fourth quarter 1998. North American revenues declined primarily due to the deliberate de-emphasis of marginally profitable wholesale and prepaid card products in the USA and an increased focus on profitablity. Revenues from Asia/Pacific operations were $51.4 million in the fourth quarter 1999, compared to $47.5 million in the third quarter 1999, a gain of 8.2%, and $39.7 million in the fourth quarter 1998, up 29.5%. Revenues from operations in Latin America and deltathree.com represented the balance.

      Operations in Europe contributed 55.7% of consolidated revenues in the fourth quarter 1999 compared to 50.7% in the third quarter 1999 and 42.8% in the fourth quarter 1998 as RSL COM continues to successfully penetrate the higher growth and higher margin European market. Revenues from operations in North America were 30.6% of consolidated revenues in the fourth quarter 1999 versus 36.0% in the third quarter 1999 and 44.6% in the fourth quarter 1998. Revenues from Asia/Pacific operations were 13.1% of consolidated revenues in the fourth quarter 1999 versus 12.9% in the third quarter 1999 and 12.3% in fourth quarter 1998. Revenues from operations in Latin America and deltathree.com represented the balance.

      Revenues from end users represented 75% of consolidated, with 44% of consolidated revenues from business and residence customers and 31% from mobile, 15% from wholesale and 10% from prepaid cards in the fourth quarter 1999. This continues the favorable trend of a growing percentage of revenues coming from higher margin retail end users.

      Cost of services in the fourth quarter 1999 was $269.3 million, up 5.2% from $256.1 million in the third quarter 1999 and up 12.0% from $240.4 million in fourth quarter 1998. The increase in cost of services is primarily due to growth in minutes.

      The gross margin percentage(2) (excluding deltathree.com) was 31.4% in the fourth quarter 1999, compared to a normalized 30.6% in the third quarter 1999 and 25.3% in the fourth quarter 1998. RSL COM's European operations reported a gross margin of 36.5% in the fourth quarter 1999, compared to 37.8% in the third quarter 1999, and 30.1% in the fourth quarter 1998. RSL COM USA's gross margin percentage was 21.4% in the fourth quarter 1999, up from 19.2% in the third quarter 1999 and 20.2% in the fourth quarter 1998.

      Consolidated selling, general and administrative expense was $124.4 million in the fourth quarter 1999, compared to $112.6 million in the third quarter 1999 and $90.6 million in fourth quarter 1998. SG&A expense increased in the fourth quarter 1999 primarily due to higher expenses at deltathree.com and growth in RSL COM's business and activities in support of introducing data/Internet services in several markets. SG&A expense as a percent of revenue excluding deltathree.com was 30.0% in the fourth quarter 1999, compared to 30.2% in the third quarter, and 28.1% in the fourth quarter 1998.

      The company recorded non-cash compensation expense of $18.0 million in the fourth quarter 1999 relating to stock incentive awards previously granted to employees, primarily at deltathree.com. As previously announced, upon the completion of deltathree.com's initial public offering, RSL COM was required to record additional non-cash compensation expense.

      Normalized EBITDA(1) for the fourth quarter 1999 was $5.3 million, which grew from $3.4 million excluding deltathree.com and $2.1 million as reported, in the third quarter 1999. EBITDA from European operations was $8.3 million, up from $7.7 million in the third quarter 1999, and was $2.9 million from North American operations, up from $1.2 million in the third quarter 1999.

      Net loss in the fourth quarter 1999 was $109.5 million, compared to a loss of $118.9 million in the third quarter 1999 and a net loss of $63.0 million in the fourth quarter last year. Net loss was higher in the third quarter 1999 primarily due to $32.1 million of special charges recorded in that period. The Company's net loss in the fourth quarter 1999 increased compared to fourth quarter 1998 primarily due to the non-cash compensation expense, as well as higher interest, depreciation and amortization expense relative to the prior period.

Full Year 1999 Results

      Consolidated revenues for the twelve months of 1999 were $1,469.8 million, compared to $885.9 million in the same period of 1998, up 66%. Revenues from operations in Europe were $736.3 million, or 50.1% of consolidated, for the full year 1999, compared to $306.3 million, or 34.6% of consolidated, for 1998. Revenues from operations in North America were $546.6 million, or 37.2% of consolidated, for 1999, compared to $448.7 million, or 50.6% of consolidated, in 1998. Revenues from Asia/Pacific operations were $181.2 million, or 12.3% of consolidated, for the twelve months of 1999, compared to $128.9 million, or 14.6% of consolidated, for 1998. Revenues from operations in Latin America and deltathree.com represented the balance.

      Normalized EBITDA(1) for the full year 1999 was $1.8 million, excluding the special charges in the third quarter, non-cash compensation expense recorded in the second, third and fourth quarters and the loss of deltathree.com, compared to a $51.7 million EBITDA loss excluding deltathree.com and $54.8 million EBITDA loss as reported, in 1998. Net loss for the twelve months of 1999 was $358.2 million, compared to $198.4 million before an extraordinary charge in 1998.

      At year end 1999, the Company had approximately $152 million of cash and marketable securities available, excluding cash from deltathree.com and telegate AG. This excludes the approximate $300 million raised from the sale of new equity and debt securities in February, 2000.

      RSL Communications, Ltd., is a rapidly growing facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through our subsidiary, deltathree.com, we also own and operate a privately managed Internet Protocol (IP) telephony network with 45 points of presence in 29 countries around the world.

This release may contain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results ("Cautionary Statements") include, but are not limited to, the Company's entering into newly opened markets, the integration of acquisitions and new operations, substantial capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the availability of transmission facilities, reliance on sophisticated information systems, risks associated with year 2000 compliance, devaluation and currency risks, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other Cautionary Statements, please refer to the Company's filings with the SEC, including in the first paragraph of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Form 10-K for the fiscal year ended December 31, 1998 and in the "Risk Factors" section of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in November 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This release is available on the RSL COM website at www.rslcom.com.

                             Financial Tables Follow

                            RSL Communications, Ltd.

                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                    Unaudited

                                                  Three Months Ended                            Years Ended
                                                      December 31,                              December 31,
                                                      ------------                              ------------

                                           1999           1998       % Change        1999           1998       % Change
                                           ----           ----       --------        ----           ----       --------
Revenues                               $   393,037    $   321,820        22%     $ 1,469,849    $   885,938        66%
Operating costs and expenses:
Cost of services                          (269,325)      (240,421)       12%      (1,034,334)      (702,602)       47%
Selling, general and administrative
expenses                                  (124,413)       (90,647)       37%        (447,883)      (238,141)       88%
Non-cash compensation expense              (17,960)            --        --          (23,562)            --        --
Special charge                                  --             --        --          (30,143)            --        --
Depreciation and amortization              (51,750)       (32,163)       61%        (177,865)       (75,445)      N/A
                                       -----------    -----------                -----------    -----------
Operating costs and expenses              (463,448)      (363,231)       28%      (1,713,787)    (1,016,188)       69%
                                       -----------    -----------                -----------    -----------
Loss from operations                       (70,411)       (41,411)       70%        (243,938)      (130,250)       87%
Interest income                              4,091          2,864        43%          20,593         16,104        28%
Interest expense                           (37,423)       (23,784)       57%        (133,244)       (75,431)       77%
Other Income - net                             258            294       -12%              764           739         3%
Foreign exchange transaction gain
(loss)                                       6,462           (434)      N/A           17,022        (11,055)      N/A
Minority interest                           (7,396)         1,757       N/A          (11,365)         6,079       N/A
Loss in equity interest of
unconsolidated subsidiaries                 (3,158)        (1,651)       91%          (4,718)        (3,276)       44%
Income taxes                                (1,933)          (608)      N/A           (3,341)        (1,334)      N/A
                                       -----------    -----------                -----------    -----------
Loss before extraordinary item            (109,510)       (62,973)       74%        (358,227)      (198,424)       81%
Extraordinary item                              --             --        --               --        (20,800)       --
                                       -----------    -----------                -----------    -----------

Net loss                               $  (109,510)       (62,973)       74%     $  (358,227)   $  (219,224)       63%
                                       -----------    -----------                -----------    -----------

Net loss per share of common stock
before extraordinary item              $     (2.00)   $     (1.33)       50%     $     (6.63)   $     (4.52)       47%

Extraordinary item per share of
common stock                           $        --    $        --        --      $        --    $     (0.47)       --

Net loss per share of common stock     $     (2.00)   $     (1.33)       50%           (6.63)         (4.99)       33%

Net loss per share of
common stock excluding
losses of deltathree.com               $     (1.57)   $     (1.32)       19%     $     (5.93)   $     (4.92)       21%

Weighted average number of shares of
common stock outstanding                    54,891         47,392        16%          54,022         43,913        23%


EBITDA (1)                             $     5,318    $    (8,833)      N/A      $     1,827    $   (51,662)      N/A

Other Operating Data:

                            RSL Communications, Ltd.
                      Consolidated Statements of Operations
                                    Unaudited

                                             Three Months Ended                          Years Ended
                                                 December 31,                            December 31,
                                                 ------------                            ------------

                                        1999         1998       % Change        1999         1998       % Change
                                        ----         ----       --------        ----         ----       --------
Revenues: (in thousands)

North American                       $  120,187   $  143,873         -16%    $  546,615   $  448,682           22%

European

- fixed wire                         $  121,933   $   62,853           94%   $  423,182   $  196,141          N/A

- mobile                             $   96,971   $   74,762           30%   $  313,092   $  110,146          N/A

Asia and Other

- fixed wire                         $   28,747   $   22,211           29%   $  102,068   $   74,999           36%

- mobile                             $   23,932   $   17,563           36%   $   81,270   $   54,228           50%

deltathree.com (3)                   $    1,267   $      558          N/A    $    3,622   $    1,742          N/A

Billable Minutes: (in thousands)
North American                          816,191      779,658            5%    3,188,190    2,283,548           40%

European

- fixed wire                            681,187      262,086          N/A     2,055,283      777,357          N/A

- mobile                                132,924           --          N/A       480,716           --          N/A

Asia and Other

- fixed wire                             82,748       56,649           46%      278,258      204,501           36%

- mobile                                 41,083       26,630           54%      132,443       86,606           53%

deltathree.com                           15,592        2,098          N/A        27,544        5,169          N/A

Consolidated revenue per
minute (4)                           $     0.16   $     0.19         -16%    $     0.17   $     0.20          -5%

Customers as of December 31, 1999:                  Carrier      Business   Residential      Mobile        Total
                                                    -------      --------   -----------      ------        -----
North American                                           135       82,863        52,216           --      135,079

European                                                 163       56,517       196,082      443,911      696,510

Asia and Other                                            --        9,585        99,172      117,312      226,069

(1) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA for the year ended December 31, 1999 has been normalized to exclude a $2.0 million inventory write-off recorded in cost of services in connection with the one-time special charge of $32.1 million to reorganize and streamline operations. EBITDA for all periods presented has also been normalized to exclude non-cash compensation expense and to exclude the EBITDA loss of deltathree.com, the Company's Internet telephony unit. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated.
(2) Gross margin percentage is defined as revenues less cost of services divided by revenues.
(3) Excludes services provided to other RSL COM operating companies of $3.4 million for the fourth quarter 1999 and $7.4 million for the year ended December 31, 1999. The fourth quarter 1998 amount includes a year-to-date adjustment to eliminate intercompany revenue.
(4) Consolidated revenue per minute consists of consolidated revenues less: revenues derived from equipment sales, revenues generated from directory assistance and European mobile and data services, divided by total billable minutes excluding minutes generated from the Company's European mobile and data services.

                                      # # #